Exhibit 99.1

RPC, Inc. Reports First Quarter 2023 Financial Results

ATLANTA, April 26, 2023 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the first quarter ended March 31, 2023. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production, and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended March 31, 2023, RPC generated revenues of $476.7 million, a slight decrease compared to $482.0 million in the fourth quarter of 2022. Revenues were impacted by weather disruptions and a change in the job mix in pressure pumping, RPC’s largest service line. Operating profit for the first quarter of 2023 was $90.7 million compared to $112.3 million in the fourth quarter of 2022. Net income for the first quarter of 2023 was $71.5 million, or $0.33 diluted earnings per share, compared to net income of $87.0 million, or $0.40 diluted earnings per share, in the fourth quarter of 2022.

In connection with the final termination of our pension plan, RPC recorded a non-cash pension settlement charge of $17.4 million in the first quarter of 2023 and a $2.9 million charge in the fourth quarter of 2022. Adjusted operating profit1 for the first quarter of 2023 was $108.0 million compared to $115.2 million in the fourth quarter of 2022. Adjusted net income2 for the first quarter of 2023 was $84.9 million, or $0.39 adjusted diluted earnings per share2, compared to adjusted net income of $89.2 million, or $0.41 adjusted diluted earnings per share2, in the fourth quarter of 2022. Adjusted Earnings before interest, taxes, depreciation, and amortization (EBITDA)3 for the first quarter of 2023 was $132.9 million, a slight decrease compared to $138.4 million in the fourth quarter of 2022.

Cost of revenues during the first quarter of 2023 was $305.3 million compared to $308.6 million in the fourth quarter of 2022. Cost of revenues as a percentage of revenues was 64.0 percent during both the first quarter of 2023 and the fourth quarter of 2022. Selling, general and administrative expenses were $42.2 million in the first quarter of 2023 compared to $38.2 million in the fourth quarter of 2022. The increase was driven largely by typically higher first quarter payroll taxes and 401(k) employer match. Depreciation and amortization was $24.1 million in the first quarter of 2023 compared to $22.5 million in the fourth quarter of 2022.

1Adjusted operating profit is a financial measure which does not conform to GAAP. Additional disclosure regarding this non-GAAP financial measure and its reconciliation to operating income, the nearest GAAP financial measure, is disclosed in Appendix A to this press release.

2Adjusted net income and adjusted diluted earnings per share are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net income and income per share, the nearest GAAP financial measures, are disclosed in Appendix B to this press release.

3Adjusted EBITDA and EBITDA are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net income, the nearest GAAP financial measures, are disclosed in Appendix C to this press release.

Page 2 First Quarter 2023 Earnings Release

RPC’s revenues for the quarter ended March 31, 2023 increased by $192.0 million, or 67.5 percent, compared to the first quarter of the prior year due to improved pricing, higher customer activity levels and a larger active fleet of revenue-producing equipment. Cost of revenues during the first quarter of 2023 increased by $96.4 million compared to the first quarter of 2022. As a percentage of revenues, cost of revenues decreased to 64.0 percent in the first quarter of 2023 from 73.4 percent in the first quarter of 2022 because of improved pricing for our services and leverage of direct employment costs.

Selling, general and administrative expenses increased by $6.0 million in the first quarter of 2023 compared to the first quarter of the prior year. RPC’s operating profit in the first quarter of 2023 was $90.7 million, compared to $23.0 million in the first quarter of 2022. Net income for the first quarter of 2023 was $71.5 million compared to $15.1 million in the first quarter of 2022. Adjusted EBITDA3 for the first quarter of 2023 was $132.9 million compared to $43.0 million in the first quarter of 2022.

Rig Count and Commodity Price Statistics

The average U.S. domestic rig count during the first quarter of 2023 was 760, a 2.1 percent decrease compared to the fourth quarter of 2022, but a 19.5 percent increase compared to the same period in 2022. The average price of oil during the first quarter of 2023 was $75.97 per barrel, an 8.1 percent decrease compared to the fourth quarter of 2022, and a 19.1 percent decrease compared to the same period in 2022. The average price of natural gas during the first quarter of 2023 was $2.66 per Mcf, a decrease of 52.1 percent compared to the fourth quarter of 2022, and a 43.2 percent decrease compared to the same period in the prior year.

Management Commentary

“RPC’s first quarter 2023 financial results reflect a stable oilfield operating environment as the strong activity of late 2022 continued,” stated Ben M. Palmer, RPC’s President and Chief Executive Officer. We are encouraged by recent OPEC announcements which led to higher oil prices and a strengthening of our industry’s fundamentals.

“Our profitable operations and prudent working capital management have resulted in a debt-free company with a cash balance of $177.9 million.  RPC’s strong balance sheet allows the company to continue investing in our business and returning capital to our shareholders. RPC has recently resumed its open market share buybacks, and this morning we announced our Board approved an increased share repurchase authorization and a $0.04 per share cash dividend.

“On the equipment front, we recently received new tier 4 dual-fuel pressure pumps and are deploying them as replacements for older pressure pumping equipment being sent out for scheduled refurbishment,” concluded Palmer.

Summary of Segment Operating Performance

RPC manages two operating segments – Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, downhole tools and services, coiled tubing, nitrogen, hydraulic workover services, surface pressure control equipment, well control, and fishing tool operations.

Page 3 First Quarter 2023 Earnings Release

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of tubulars and related tools, pipe inspection and storage services, and oilfield training services.

Technical Services first quarter 2023 revenues decreased slightly compared to the prior quarter but increased by 69.7 percent compared to the same period of the prior year. Technical Services generated an operating profit of $103.5 million in the first quarter of 2023 compared to $110.5 million in the prior quarter and an operating profit of $21.8 million in the first quarter of the prior year. The year-over-year improvements in Technical Services operating results were driven by higher customer activity levels, improved pricing, and a larger active fleet of revenue-producing equipment.

Support Services revenues increased by 3.3 percent during the first quarter of 2023 compared to the prior quarter and by 35.0 percent compared to the same period of the prior year. The revenue increase was due to higher activity levels and improved pricing within rental tools. Support Services generated an operating profit of $6.6 million in the first quarter of 2023 and $6.7 million in the fourth quarter of 2022. First quarter 2023 Support Services operating profit increased by $3.9 million compared to the first quarter of the prior year due to higher activity levels, improved pricing, and leverage of higher revenues over costs that are fixed during the short term.

(in thousands)	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022

Revenues:
Technical Services	$451,991	$458,135	$266,349
Support Services	24,677	23,895	18,275
Total revenues	$476,668	$482,030	$284,624
Operating profit:
Technical Services	$103,533	$110,529	$21,811
Support Services	6,644	6,703	2,780
Corporate expenses	(5,081)	(4,500)	(4,510)
Pension settlement charges	(17,375)	(2,921)	-
Gain on disposition of assets, net	2,936	2,509	2,954
Total operating profit	$90,657	$112,320	$23,035
Interest expense	(72)	(71)	(178)
Interest income	1,855	699	15
Other income, net	761	619	504

Income before income taxes	$93,201	$113,567	$23,376

RPC, Inc. will hold a conference call today, April 26, 2023 at 9:00 a.m. ET to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at rpc.net. The live conference call can also be accessed by calling (888) 440-5966, or (646) 960-0125 for international callers, and using conference ID number 9842359. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website beginning approximately two hours after the call and for a period of 90 days.

Page 4 First Quarter 2023 Earnings Release

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements, including statements regarding (i) the uncertainty in our near term outlook caused by low natural gas prices and fluctuating oil prices have introduced into our near-term outlook, (ii) our belief that low natural gas prices may reduce natural gas-directed drilling and completion activities during the near term, and (iii) our encouragement by recent OPEC announcements which we believe led to higher oil prices and a strengthening of our industry’s fundamentals. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates, and expectations is contained in RPC's Form 10-K for the year ended December 31, 2022.

For information about RPC, Inc., please contact:

Michael L. Schmit, Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Jim Landers, Vice President Corporate Services

(404) 321-2162

JLanders@rpc.net

Page 5 First Quarter 2023 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
	Three Months Ended
Periods ended, (Unaudited)	March 31, 2023	December 31, 2022	March 31, 2022
REVENUES	$476,668	$482,030	$284,624
COSTS AND EXPENSES:
Cost of revenues	305,250	308,571	208,837
Selling, general and administrative expenses	42,197	38,211	36,240
Pension settlement charges	17,375	2,921	-
Depreciation and amortization	24,125	22,516	19,466
Gain on disposition of assets, net	(2,936)	(2,509)	(2,954)
Operating profit	90,657	112,320	23,035
Interest expense	(72)	(71)	(178)
Interest income	1,855	699	15
Other income, net	761	619	504
Income before income taxes	93,201	113,567	23,376
Income tax provision	21,677	26,562	8,297
NET INCOME	$71,524	$87,005	$15,079

EARNINGS PER SHARE
Basic	$0.33	$0.40	$0.07
Diluted	$0.33	$0.40	$0.07

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	217,152	216,618	216,242
Diluted	217,152	216,618	216,242

Page 6 First Quarter 2023 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	(In thousands)
	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Cash and cash equivalents	$177,904	$126,424
Accounts receivable, net	400,359	416,568
Inventories	98,073	97,107
Income taxes receivable	24,346	42,403
Prepaid expenses	16,028	17,753
Other current assets	2,914	3,086
Total current assets	719,624	703,341
Property, plant and equipment, net	375,461	333,093
Operating lease right-of-use assets	28,801	28,864
Goodwill	32,150	32,150
Other assets	31,794	31,565
Total assets	$1,187,830	$1,129,013

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$114,357	$115,213
Accrued payroll and related expenses	19,968	33,161
Accrued insurance expenses	4,097	3,232
Accrued state, local and other taxes	5,987	4,296
Income taxes payable	513	499
Pension liabilities	1,150	9,610
Current portion of operating lease liabilities	10,578	10,728
Other accrued expenses	1,864	1,864
Total current liabilities	158,514	178,603
Long-term accrued insurance expenses	9,167	7,149
Long-term retirement plan liabilities	22,559	23,106
Long-term operating lease liabilities	19,638	19,517
Other long-term liabilities	5,267	5,430
Deferred income taxes	44,990	37,473
Total liabilities	260,135	271,278
Common stock	21,637	21,661
Capital in excess of par value	-	-
Retained earnings	909,335	856,013
Accumulated other comprehensive loss	(3,277)	(19,939)
Total stockholders' equity	927,695	857,735
Total liabilities and stockholders' equity	$1,187,830	$1,129,013

Page 7 First Quarter 2023 Earnings Release

Appendix A

RPC has used the non-GAAP financial measures of earnings before interest, taxes, depreciation, and amortization (EBITDA) and adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA) in today's earnings release and anticipates using EBITDA and adjusted EBITDA in today's earnings conference call. EBITDA and adjusted EBITDA should not be considered in isolation or as a substitute for net income or other performance measures prepared in accordance with GAAP.

RPC uses EBITDA and adjusted EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA and adjusted EBITDA. This reconciliation also appears on RPC's investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Net Income to EBITDA and Adjusted EBITDA is shown below:

Periods ended, (Unaudited)	Three Months Ended
(In thousands)	March 31, 2023	December 31, 2022	March 31, 2022

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
Net Income	$71,524	$87,005	$15,079
Add:
Income tax provision	21,677	26,562	8,297
Interest expense	72	71	178
Depreciation and amortization	24,125	22,516	19,466
Less:
Interest income	1,855	699	15
EBITDA	$115,543	$135,455	$43,005
Add:
Pension settlement charges	17,375	2,921	-
Adjusted EBITDA	$132,918	$138,376	$43,005

Page 8 First Quarter 2023 Earnings Release

Appendix B

RPC, Inc. has used the non-GAAP financial measures of adjusted net income and adjusted diluted earnings per share in today's earnings release and anticipates using these non-GAAP financial measures in today's earnings conference call. These measures should not be considered in isolation or as a substitute for net income, income per share, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the financial measures of adjusted net income and adjusted income per share, enable us to compare our operating performance consistently over various time periods.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of these non-GAAP measures with their most directly comparable GAAP measures. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Net Income to Adjusted Net Income and the Reconciliation of Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share is shown below:

Periods ended, (Unaudited)	Three Months Ended
(In thousands)	March 31, 2023	December 31, 2022	March 31, 2022

Reconciliation of Net Income to Adjusted Net Income

Net Income	$71,524	$87,005	$15,079
Add:
Pension settlement charges, net of tax	13,327	2,202	-
Adjusted Net Income	$84,851	$89,207	$15,079

Reconciliation of Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share

Diluted Earnings Per Share	$0.33	$0.40	$0.07
Add:
Pension settlement charges, net of tax	$0.06	$0.01	$0.00

Adjusted Diluted Earnings Per Share	$0.39	$0.41	$0.07

Weighted Average Shares Outstanding	217,152	216,618	216,242

Page 9 First Quarter 2023 Earnings Release

Appendix C

RPC, Inc. has used the non-GAAP financial measure of adjusted operating income in today's earnings release and anticipates using this non-GAAP financial measure in today's earnings conference call. This measure should not be considered in isolation or as a substitute for operating income, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the financial measure of adjusted operating income enables us to compare our operating performance consistently over various time periods.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most directly comparable GAAP measure. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Operating Profit to Adjusted Operating Profit, the most directly comparable performance measure prepared in accordance with GAAP, is shown below:

Periods ended, (Unaudited)	Three Months Ended
(In thousands)	March 31, 2023	December 31, 2022	March 31, 2022

Reconciliation of Operating Profit to Adjusted Operating Profit

Operating Profit	$90,657	$112,320	$23,035
Add:
Pension settlement charges	17,375	2,921	-
Adjusted Operating Profit	$108,032	$115,241	$23,035